Exhibit 99.1

Deckers Outdoor Revises Second Quarter and Fiscal 2005 Guidance

    GOLETA, Calif.--(BUSINESS WIRE)--June 3, 2005--Deckers Outdoor Corporation (NASDAQ: DECK) today announced that it has revised its sales and earnings guidance for the second quarter and full fiscal year 2005.
    For the second quarter ending June 30, 2005, Deckers now expects to report net sales in the range of $38 million to $39 million and diluted earnings per share between $0.15 and $0.18, compared to its previous guidance of net sales between $40 million and $41 million and earnings per diluted share between $0.28 and $0.30. For the fiscal year ending December 31, 2005, the Company now expects to report net sales of $248 million to $258 million and earnings per diluted share between $2.32 to $2.43, compared to its previous guidance of net sales between $250 million and $260 million and earnings per diluted share between $2.45 and $2.55.
    Douglas Otto, Chairman of Deckers Outdoor stated, "As we previously discussed, our Teva business has been affected by unseasonably cold weather and this trend continues, negatively impacting our forecast for the second quarter. With the approaching end of the selling season for sandals, we are discounting selected Teva styles, which will adversely affect our projected gross margin. At the same time, we remain very comfortable with our outlook for the second half of the year as demand for UGG continues to be strong, orders are booked and the response to our new Fall UGG product line has been very positive across the board."
    The Company is hosting an Institutional Investor/Analyst Day today, Friday, June 3, 2005 in Vail, Colorado. Management discussions will include the above mentioned second quarter and fiscal 2005 guidance revision as well as the current state of its brands, strategic initiatives and growth opportunities. As previously announced, the event will be broadcast live today, June 3, 2005 beginning at approximately 9:00 a.m. Mountain Time and can be accessed on the Company's website, located at www.deckers.com. For those who are unavailable to listen to the live broadcast, the call will be archived for thirty days.

    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.

    All statements in this press release that are not historical facts are forward-looking statements, including the Company's estimates regarding net sales, gross margin and earnings per diluted share results for the second quarter ending June 30, 2005 and the fiscal year ending December 31, 2005 and its expectations regarding the timing of the potential incremental sales and earnings per share results. These forward-looking statements are based on the Company's expectations as of today, June 3, 2005. No one should assume that any forward-looking statement made by the Company will remain consistent with the Company's expectations after the date the forward-looking statement is made. The Company intends to continue its practice of not updating forward-looking statements until its next quarterly results announcement. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Among the factors that could impact results are the general economic conditions and strength or weakness in the retail environments in which the Company's products are sold. In addition, the Company's sales are highly dependent on consumer preferences, which are difficult to assess and can shift rapidly. Any shift in consumer preferences away from one or more of the Company's product lines could result in lower sales as well as obsolete inventory, both of which could adversely affect the Company's results of operations, financial condition and cash flows. The Company also depends on its customers continuing to carry and promote its various lines. Availability of products can also affect the Company's ability to meet its customers' orders. Sales of the Company's products, particularly those under the Teva(R) and UGG(R) lines, are very sensitive to weather conditions. Extended periods of unusually cold weather during the spring and summer could adversely impact demand for the Company's Teva(R) line. Likewise, unseasonably warm weather during the fall and winter months could adversely impact demand for the Company's UGG(R) product line. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained in the 2004 Annual Report on Form 10-K, the Quarterly Reports on Form 10-Q or this news release.

    CONTACT: Deckers Outdoor Corporation
             Scott Ash, 805-967-7611
             or
             Investor Relations:
             Integrated Corporate Relations, Inc.
             Chad A. Jacobs or Brendon Frey, 203-682-8200